Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 20, 2024, with respect to the consolidated financial statements of iBio, Inc. and Subsidiaries as of June 30, 2024 and 2023, and for the years then ended which report is included in the Annual Report on Form 10-K of iBio, Inc. and Subsidiaries for the year ended June 30, 2024, filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to iBio, Inc. and Subsidiaries ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Grassi & Co., CPAs, P.C.

Jericho, New York

January 31, 2025